EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 of ISCO International, Inc. of our report dated March 30, 2006, relating to the consolidated balance sheet of ISCO International, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2005, which report appears in the December 31, 2004 annual report on Form 10-K of ISCO International, Inc., and to the use of our name as it appears in the “Experts” section of such registration statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

August 14, 2006